EXHIBIT 3.02

105740II0

211M 11

AMENDED AND RESTATED

ARTICLES OF INCORPORATION

OF

LEGACY SYSTEMS, INC.

zee
BILL JONES, Se 1r1 at State

Robert Matthews certifies that:

    1. He is the President and Secretary of Legacy Systems, Inc., a California corporation (the "Company").

    2. The Articles of Incorporation of the Company are amended and restated to read as follows:

ARTICLE 1. NAME

The name of the Company is Legacy Systems, Inc.

ARTICLE 2. PURPOSE

    The purpose of the Company is to engage in any lawful acts or activity for which a corporation may be organized under the General Corporation Law of California other than the banking business, the trust company business, or the practice of a profession permitted to be incorporated by the California Company Code (the "Code").

ARTICLE 3. AUTHORIZED CAPITAL

    The Company is authorized to issue two classes of shares, designated "Common Stock" and "Preferred Stock" respectively. The total number of shares of Common Stock which the Company is authorized to issue is 15,000,000 and the total number of shares of Preferred Stock which the Company is authorized to issue is 2,413,255. All of the shares of Preferred Stock are designated "Series A Preferred Stock" (the "Series A Preferred' )

    The Board of Directors is authorized within the limitations and restrictions stated in these Amended and Restated Articles of Incorporation (i) to determine and alter the rights, preferences, privileges and restrictions granted to or imposed upon any wholly unissued series of Preferred Stock (other than the Series A Preferred) and the number of shares constituting any such series and the designation thereof, or any of them; and (ii) to decrease (but not below the number of shares of such series then outstanding) the number of shares of any such series subsequent to the issue of shares of that series. If the number of shares of any series of Preferred Stock shall be so decreased, the shares constituting such decrease shall resume the status which they had prior to the adoption of the resolution originally fixing the number of shares of such series.

ARTICLE 4. RIGHTS, PREFERENCES, PRIVILEGES
AND RESTRICTIONS OF CAPITAL STOCK

    The relative rights, preferences, privileges, and restrictions granted to or imposed upon the respective classes of the shares of capital stock or the holders thereof are as follows:

1. Dividend Preference.

    The holders of Series A Preferred shall be entitled to receive, out of funds legally available therefor, dividends at an annual rate equal to (i) $0.10 (as adjusted for combinations, consolidations, subdivisions, or stock splits with respect to such shares) for each outstanding share of Series A Preferred held by them, payable when and if declared by the Board of Directors, in preference and priority to the payment of dividends on any shares of Common Stock (other than those payable solely in Common Stock or involving the repurchase of shares of Common Stock from terminated employees, officers, directors, or consultants pursuant to contractual arrangements). In the event dividends are paid to the holders of Series A Preferred that are less than the full amounts to which such holders are entitled pursuant to this Section 1, such holders shall share ratably in the total amount of dividends paid according to the respective amounts due each such holder if such dividends were paid in full. After payment of dividends to the holders of Series A Preferred, dividends may be declared and distributed among all holders of Common Stock; provided, however, that no dividend may be declared and distributed among holders of Common Stock at a rate greater than the rate at which dividends are paid to the holders of Series A Preferred based on the number of shares of Common Stock into which such shares of Series A Preferred are convertible (as adjusted for stock splits and the like) on the date such dividend is declared. The dividends payable to the holders of the Series A Preferred shall not be cumulative, and no right shall accrue to the holders of the Series A Preferred by reason of the fact that dividends on the Series A Preferred are not declared or paid in any previous fiscal year of the Company, whether or not the earnings of the Company in that previous fiscal year were sufficient to pay such dividends in whole or in part. In the event that the Company shall have declared but unpaid dividends outstanding immediately prior to, and in the event of, a conversion of Series A Preferred (as provided in Section 4 hereof), the Company shall, at the option of the Company, pay in cash to the holders) of Series A Preferred subject to conversion the full amount of any such dividends or allow such dividends to be converted into Common Stock in accordance with, and pursuant to the terms specified in, Section 4 hereof.

2. Liquidation Preference.

    (a)  In the event of any liquidation, dissolution, or winding up of the Company, whether voluntary or not (each a "Liquidation Event"), distributions to the shareholders of the Company shall be made in the following manner:

        (i) Each holder of Series A Preferred shall be entitled to receive, prior and in preference to any distribution of any of the assets or surplus funds of the Company to the holders of the Common Stock, by reason of their ownership of such stock, the amount of $1.00 (the "Original Series A Issue Price") per share (as adjusted for combinations, consolidations, subdivisions, or stock splits with respect to such shares) for each share of Series A Preferred then held by such holder, plus an amount equal to all declared but unpaid dividends on such shares of Series A Preferred (collectively, the "Series A Preference"). If, upon the occurrence of a Liquidation Event, the assets and funds available to be distributed among the holders of the Series A Preferred shall be insufficient to permit the payment to such holders of the full preferential amount, then the entire assets and funds of the Company legally available for distribution to such holders shall be distributed ratably based on the total preferential amount due each such holder under this Section 2(a).

            (ii) After payment has been made to the holders of Series A Preferred of the full amounts to which they are entitled pursuant to paragraph (i) above, the holders of Common Stock shall be entitled to receive a total of $2,000,000.00, distributed on a pro rata basis to the holders of common Stock, plus an amount equal to all declared and unpaid dividends with respect to the Common Stock. If, upon the occurrence of a Liquidation Event, the assets and funds available to be distributed among the holders of Common Stock shall be insufficient to permit the payment to the holders of Common Stock of such amount, then the entire assets and funds of  the Company legally available for distribution to the holders of Common Stock shall be distributed on a pro rata basis to the holders of Common Stock.

            (iii) After payment has been made to the holders of Series A Preferred and Common Stock of the full amounts to which they are entitled pursuant to paragraphs (i) and (ii) above, the remaining assets of the Company available for distribution to shareholders shall be distributed ratably among the holders of Common Stock and Series A Preferred (assuming conversion of all shares of Series A Preferred).

    (b) Each holder of Preferred Stock shall be deemed to have consented to distributions made by the Company in connection with the repurchase at cost of shares of Common Stock issued to or held by officers, directors, or employees of, or consultants to, the Company or its subsidiaries upon termination of their employment or services pursuant to agreements (whether now existing or hereafter entered into) providing for the right of said repurchase between the Company and such persons.

    (c) The value of securities and property paid or distributed pursuant to this Section 2 shall he computed at fair market value at the time of payment to the Company or at the time made available to shareholders. all as determined by the Board of Directors in the good faith exercise of its reasonable business judgment, provided that (i) if such securities are listed on any established stock exchange or a national market system, their fair market value shall be the closing sales price for such securities as quoted on such system or exchange (or the largest such exchange) for the date the value is to be determined (or if there are no sales for such date, then for the last preceding business day on which there were sales), as reported in the Wall Street Journal or similar publication, and (ii) if such securities are regularly quoted by a recognized securities dealer but selling prices are not reported, their fair market value shall be the mean between the high bid and low asked prices for such securities on the date the value is to be determined (or if there are no quoted prices for such date, then for the last preceding business day on which there were quoted prices).

    (d) Nothing hereinabove set forth shall affect in any way the right of each holder of Series A Preferred to convert such shares at any time and from time to time into Common Stock in accordance with Section 4 hereof.

    (e) Each of the following transactions shall be deemed to be a Liquidation Event: (i) any reorganization, consolidation, merger or similar transaction or series of related transactions (each, a "Combination Transaction") in which the Company is a constituent corporation or is a party if, as a result of such Combination Transaction, the voting securities of the Company that are outstanding immediately prior to the consummation of such Combination Transaction (other than any voting securities of the Company that are held by an "Acquiring Shareholder" (as defined below)) do not represent, or are not converted into, securities of the surviving corporation of such Combination Transaction (or such surviving corporation's parent corporation if the surviving corporation is owned by the parent corporation) that, immediately after the consummation of such Combination Transaction, together possess more than 50% of the total voting power of all securities of such surviving corporation (or its parent corporation, if applicable) that are outstanding immediately after the consummation of such Combination Transaction; or (ii) the sale, lease, assignment, transfer, conveyance or disposal of all or substantially all of the assets of the Company. For purposes of this Section 2(e), an "Acquiring Shareholder" mean a shareholder or shareholders of the Company that (i) merges or combines with the Company in a Combination Transaction or (ii) owns or controls a majority of another corporation that merges or combines with the Company in a Combination Transaction

3. Voting Rights.

    (a) Except as otherwise required by law or hereunder, the holder of each share of Common Stock issued and outstanding shall have one vote and the holder of each share of Preferred Stock shall be entitled to the number of votes equal to the number of shares of Common Stock into which such share of Preferred Stock could be converted at the record date for determination of the shareholders entitled to vote on such matters, or, if no such record date is established, at the date such vote is taken or any written consent of shareholders is solicited, such votes to be counted together with all other shares of stock of the Company having general voting power and not separately as a class. Fractional votes by the holders of Preferred Stock shall not, however, be permitted and any fractional voting rights shall (after aggregating all shares into which shares of Preferred Stock held by each holder could be converted) be rounded to the nearest whole number (with one-half being rounded upward). Holders of Common Stock and Preferred Stock shall be entitled to notice of any shareholders' meeting in accordance with the Bylaws of the Company.

    (b) Notwithstanding the provisions of paragraph (a), at each annual or special meeting called for the purpose of electing directors, the holders of Series A Preferred, voting as a single class, shall be entitled to elect two members of the Board of' Directors, the holders of the Common Stock, voting as a single class, shall be entitled to elect two members of the Board of Directors, and the remaining directors shall be elected by the holders of Series A Preferred, voting as a single class, and the holders of Common Stock, voting as a single class. The provisions of this Section 3(b) shall expire and be of no further force or effect upon conversion of all outstanding shares of Series A Preferred into Common Stock pursuant to the provisions of Section 4 hereof. In the case of any vacancy in the office of a director elected by a specified group of shareholders, a successor shall be elected to hold office for the unexpired term of such director by the affirmative vote of the shares of such specified group given at a special meeting of such shareholders duly called or by an action by written consent for that purpose. Any director who shall have been elected by a specified group of shareholders may be removed during the aforesaid term of office, either for or without cause, by, and only by, the affirmative vote of the holders of the shares of such specified group. given at a special meeting of such shareholders duly called or by an action by written consent for that purpose, in conformance with Section 303 of the Code and any such vacancy thereby created, may be filled by the vote of the holders of the shares of such specified group represented at such meeting or in such consent in conformance with Section 305 of the Code.

4. Conversion Rights,

    The holders of Preferred Stock shall have conversion rights as follows:

    (a) Right to Convert. Each share of Series A Preferred shall be convertible, at the option of the holder thereof, at any time after the date of issuance of such share at the office of the Company or any transfer agent for such Series A Preferred into such number of fully-paid and non-assessable shares of Common Stock as is determined by dividing the Original Series A Issue Price (as adjusted for combinations, consolidations, subdivisions, or stock splits with respect to such shares) by the then applicable Conversion Price for such Series A Preferred, determined as hereinafter provided, in effect at the time of conversion. The price at which shares of Common Stock shall be deliverable upon conversion "the Series A Preferred the "Series A Conversion Price") shall initially be the Original Series A Issue Price. The initial Series A Conversion Price shall be subject to adjustment as provided in accordance with Section 4(d) of this Article 4.

    (b) Automatic Conversion. The Series A Preferred shall automatically be converted into shares of Common Stock at the then effective Series A Conversion Price upon the earlier of: (i) the closing of a firm commitment underwritten public offering pursuant to an effective registration statement under the Securities Act of 1933, as amended, (the "Securities Act") covering the offer and sale of Common Stock for the account of the Company to the public with aggregate proceeds to the Company in excess of $25,000,000 (before deduction for underwriters commissions and expenses) and a per share price not less than $5.00 per share (appropriately adjusted for any stock combination, stock split, stock dividend, recapitalization, or other similar transaction) and (ii) the affirmative vote or written consent of a majority of the outstanding shares of the Series A Preferred (each such event is an "Automatic Conversion"). In the event of an Automatic Conversion of the Series A Preferred upon a public offering as aforesaid, the person(s) entitled to receive the Common Stock issuable upon such conversion of such Series A Preferred shall not be deemed to have converted such Series A Preferred until immediately prior to the closing of such sale of securities.

    c) Mechanics of Conversion. No fractional shares of Common Stock shall he issued upon conversion of Series A Preferred. In lieu of any fractional shares to which the holder would otherwise be entitled. the Company shall pay cash equal to such fraction multiplied by the fair market value of the Series A Preferred as determined by the Board of Directors in good faith. Before any holder of Series A Preferred shall be entitled to convert the same into full shares of Common Stock and to receive certificates therefor, such holder shall surrender the certificate or certificates therefor, duly endorsed, at the office of the Company or of any transfer agent for the Series A Preferred, and shall give written notice to the Company at such office that he or she elects to convert the same; provided, however, that in the event of an Automatic Conversion pursuant to Section 4(b), the outstanding shares of Series A Preferred and shall be converted automatically without any further action by the holders of such shares and whether or not the certificates representing such shares are surrendered to the Company or its transfer agent, and provided further that the Company shall not be obligated to issue certificates evidencing the shares of Common Stock issuable upon such Automatic Conversion unless the certificates evidencing such shares of Series A Preferred are either delivered to the Company or its transfer agent as provided above, or the holder notifies the Company or its transfer agent that such certificates have been lost, stolen, or destroyed and executes an agreement satisfactory to the Company to indemnify the Company from any loss incurred by it in connection with such certificates. The Company shall, as soon as practicable after such delivery, or such agreement and indemnification in the case of a lost certificate, issue and deliver at such office to such holder of Series A Preferred, a certificate or certificates for the number of shares of Common Stock to which such holder shall be entitled as aforesaid and a check payable to the holder in the amount of any cash amounts payable as the result of a conversion into fractional shares of Common Stock. Such conversion shall be deemed to have been made immediately prior to the close of business on the date of such surrender of the shares of Series A Preferred to be converted, or in the case of Automatic Conversion, on the date of closing of the offering or the date of the affirmative vote or written consent of a majority of the then outstanding shares of Series A Preferred, and the person or persons entitled to receive the shares of Common Stock issuable upon such conversion shall be treated for all purposes as the record holder or holders of such shares of Common Stock on such date.

    d) Adjustments to Conversion Price.

        (i) Adjustments for Dividends, Splits, Subdivisions, Combinations, or Consolidation  of Common Stock. In the event the outstanding shares of Common Stock shall be increased by stock dividend payable in Common Stock, stock split, subdivision, or other similar transaction occurring after the filing of these Amended and Restated Articles of Incorporation into a greater number of shares of Common Stock, the Series A Conversion Price then in effect shall, concurrently with the effectiveness of such event, be decreased in proportion to the percentage increase in the outstanding number of shares of Common Stock. In the event the outstanding shares of Common Stock shall be decreased by reverse stock split, combination, consolidation, or other similar transaction occurring after the filing of these Amended and Restated Articles of Incorporation into a lesser number of shares of Common Stock, the Series A Conversion Price then in effect shall, concurrently with the effectiveness of such event, be increased in proportion to the percentage decrease in the outstanding number of shares of Common Stock.

            (ii) Adjustments for Other Distributions. In the event the Company at any time or from time to time makes, or fixes a record date for the determination of holders of Common Stock entitled to receive, any distribution payable in securities of the Company other than shares of Common Stock and other than as otherwise adjusted in this Section 4, then and in each such event provision shall be made so that the holders of Series A Preferred shall receive upon conversion thereof, in addition to the number of shares of Common Stock receivable thereupon, the amount of securities of the Company which they would have received had their Series A Preferred been converted into Common Stock on the date of such event and had they thereafter, during the period from the date of such event to and including the date of conversion, retained such securities receivable by them as aforesaid during such period, subject to all other adjustments called for during such period under this Section 4 with respect to the rights of the holders of the Series A Preferred.

            (iii) Adjustments for Reclassification, Exchange and Substitution. If the Common Stock issuable upon conversion of the Series A Preferred shall be changed into the same or a different number of shares of any other class or classes of stock, whether by capital reorganization, reclassification, or otherwise (other than a subdivision or combination of shares provided for above), the Series A Conversion Price then in effect shall, concurrently with the effectiveness of such reorganization or ..classification, be proportionately adjusted such that the Series A Preferred shall be convertible into, in lieu of the number of shares of Common Stock which the holders would otherwise have been entitled to receive, a number of shares of such other class or classes of stock equivalent to the number of shares of Common Stock that would have been subject to receipt by the holders upon conversion of such Series A Preferred immediately before that change.

            (iv) Adjustments on Issuance of Additional Stock. If the Company shall issue "Additional Stock" (as defined below) for a consideration per share less than the Series A Conversion Price in effect on the date and immediately prior to such issue, then and in such event, the Series A Conversion Price shall be minced concurrently with such issue, to a price (calculated to three decimal places) determined by multiplying the Series A Conversion Price by a fraction (i) the numerator of which shall be the number of shares of Common Stock outstanding immediately prior to such issue plus the number of shares of Common Stock which the aggregate consideration received by the Company for the total number of Additional Stock so issued (or deemed to be issued) would purchase at such Series A Conversion Price; and (ii) the denominator of which shall be the number of shares of Common Stock outstanding immediately prior to such issue plus the number of shares of Additional Stock so issued; provided that for purposes of this Section 4(d)(iv), all shares of Common Stock issuable upon exercise or conversion of any security or debt instrument of the Company as of the date on which the first share of Series A Preferred was issued (the "Series A Original Issue Date") shall be deemed to be Common Stock outstanding. For purposes of this subsection (iv) "Additional Stock" shall mean all Common Stock issued by the Company after the Series A Original Issue Date other than (a) upon conversion of the Series A preferred; (b) to the Company's officers, directors, employees, consultants, and advisors (including options issued pursuant to the Company's 2001 Equity Incentive Plan) as designated and approved by the Company's Board of Directors at prices or exercise prices determined by the Board of Directors to be not less than fair market value on the date of sale or of grant, in an aggregate amount not to exceed 2,431,710 shares (such number of shares to be calculated net of any repurchases of such shares by the Company and net of any expired or terminated options, warrants or rights, and to be appropriately adjusted for combinations, consolidations, subdivisions, recapitalizations, stock splits or other similar transactions, and inclusive of shares of Common Stock issuable upon exercise of options currently issued and outstanding); (c) as a dividend or distribution with respect to the Series A Preferred; (d) in connection with (1) equipment leasing, real estate, bank financing or similar transactions or (2) strategic partners investing in connection with a commercial relationship with the Company under arrangements, in each case approved by the Company's Board of Directors in an aggregate amount not to exceed 250,248 shares (appropriately adjusted for combinations, consolidations, subdivisions, recapitalizations, stock splits or other similar transactions); (e) to the public in a firm commitment underwritten public offering pursuant to an effective registration statement under the Securities Act: (f) pursuant to the acquisition by the Company of another corporation or entity by consolidation, corporate reorganizations, or merger, or purchase of all or substantially all of the assets of such corporation or entity as unanimously approved by the Company's Board of Directors, and by the holders of a majority of the outstanding shares of Series A Preferred; (g) as described in subparagraphs (i), (ii), and (iii) of this Section 4(d); (h) issuable upon exercise of any options, warrants or rights to purchase any securities of the Company currently outstanding and any securities issuable upon conversion thereof; (i) the capital stock issued or issuable pursuant to the Capitalization and Waiver Agreement to be entered into by and among the Company, Alliance, Intraco, Delaney, Matthews, and Kane (as defined therein) and the Common Stock issuable upon conversion of the Series A Preferred granted thereunder; j) the 40,000 shares of Series A Preferred issued or issuable to Bill Delaney on or before January 1, 2002 and the Common Stock issuable upon conversion of the Series A Preferred granted thereunder; and (k) on terms unanimously approved by the Company's Board of Directors, and by the holders of a majority of the outstanding shares of Series A Preferred.

    For the purpose of making any adjustment in the Series A Conversion Price as provided above, the consideration received by the Company for any issue or sale of Common Stock will be computed:

    (1) to the extent it consists of cash, as the amount of cash received by the Company before deduction of any offering expenses payable by the Company and any underwriting or similar commissions, compensation, or concessions paid or allowed by the Company in connection with such issue or sale to the extent it consists of property other than cash, at the (fair market value of that property as determined in good faith by the Company's Board of Directors; and

    (2) if Common Stock is issued or sold together with other stock or securities or other assets of the Company for a consideration which covers both, as the portion of the consideration so received that may be reasonably determined in good faith by the Board of Directors to be allocable to such Common Stock.

    If the Company (1) grants any rights or options to subscribe for, purchase, or other wise acquire shares of Common Stock, or (2) issues or sells any security convertible into shares of Common Stock, then in each case, the price per share of Common Stock issuable on the exercise of the rights or options or the conversion of the securities will be determined by dividing the total amount, if any, received or receivable by the Company as consideration for the granting of the rights or options or the issue or sale of the convertible securities, plus the minimum aggregate amount of additional consideration payable to the Company on exercise or conversion of the securities, by the maximum number of shares of Common Stock issuable on the exercise of conversion. Such granting or issue or sale will be considered to be an issue or sale for cash of the maximum number of shares of Common Stock issuable on exercise or conversion at the price per share determined under this subsection, and the Series A Conversion Price will be adjusted as above provided to reflect (on the basis of that determination) the issue or sale. No further adjustment of the Series A Conversion Price will be made as a result of the actual issuance of shares of Common Stock on the exercise of any such rights or options or the conversion of any such convertible securities.

    Upon the redemption or repurchase of any such securities or the expiration or termination of the right to convert into, exchange for, or exercise with respect to, Common Stock, the Series A Conversion Price will be readjusted to such price as would have been obtained had the adjustment made upon their issuance been made upon the basis of the issuance of only the number of such securities as were actually converted into, exchanged for or exercised with respect to, Common Stock. If the purchase price or conversion or exchange rate provided for in any such security changes at any time, then, upon such change becoming effective, the Series A Conversion Price then in effect will be readjusted forthwith to such price as would have been obtained had the adjustment made upon the issuance of such securities been made upon the basis of (1) the issuance of only the number of shares of Common Stock theretofore actually delivered upon the conversion, exchange or exercise of such securities, and the total consideration received therefor, and (2) the granting or issuance, at the time of such change, of any such securities then still outstanding for the consideration, if any, received by the Company therefor and to be received on the basis of such changed price or rate.

    (e) No Impairment. Except as provided in Section 6, the Company will not, by amendment of its Articles of Incorporation or through any reorganization, transfer of assets, consolidation, merger, dissolution, issue or sale of securities, or any other voluntary action, avoid or seek to avoid the observance or performance of any of the terms to be observed or performed hereunder by the Company but will at all times in good faith assist in the carrying out of all the provisions of this Section 4 and in the taking of all such action as may be necessary or appropriate in order to protect the conversion rights of the holders of the Series A Preferred against impairment.

    (I) Certificate as to Adjustments. Upon the occurrence of each adjustment or readjustment of the Series A Conversion Price pursuant to this Section 4, the Company at its expense shall promptly compute such adjustment or readjustment in accordance with the terms hereof and furnish to each holder of Series A Preferred a certificate setting forth such adjustment or readjustment and showing in detail the facts upon which such adjustment or readjustment is based. The Company shall, upon the written request of any holder of Series A Preferred, furnish or cause to be furnished to such holder a like certificate setting forth (i) such adjustments and readjustments, (ii) the Series A Conversion Price at the time in effect, and (iii) the number of shares of Common Stock and the amount, if any, of other property which at the time would be received upon the conversion of the Series A Preferred.

    (g) Notices of Record Date. In the event that the Company shall propose at any time

            (i) to declare any dividend or distribution upon as Common Stock, whether in cash, property, stock, or other securities, whether or not a regular cash dividend and whether or not out of earnings or earned surplus;;

            (ii) to offer for subscription pro rata to the holders of any class or series of its stock any additional shares of stock of any class or series or other rights;

            (iii) to effect any reclassification or recapitalization of its Common Stock outstanding Involving a change in the Common Stock; or

            (iv) to merge or consolidate with or into any other corporation. or sell, lease, or convey all or substantially all its property or business, or to liquidate, dissolve, or wind up; then, in connection with each such event, the Company shall send to the holders of the Series A Preferred:

    (1) at least 20 days' prior written notice of the date on which a record shall be taken for such dividend, distribution, ur subscription rights (and specifying the date on which the holders of Common Stock shall be entitled thereto) or for determining rights to vote in respect of the matters referred to in 1 in) and (iv) above; and

    (2) in the case of the matters referred to in (iii) and (iv) above, at least 20 days' prior written notice of the date when the same shall take place (and specifying the date on which the holders of Common Stock shall be entitled to exchange their Common Stock for securities or other property deliverable upon the occurrence of such event or the record date for the determination of such holders if such record date is earlier).

    Each such written notice shall be delivered personally or given by first class trail, postage prepaid, addressed to the holders of the Series A Preferred at the address for each such holder as shown on the books of the Company.

    (h) Issue Taxes. The Company shall pay any and all issue and other taxes (other than income taxes) that may be payable in respect of any issue or delivery of shares of Common Stock on conversion of shares of Series A Preferred pursuant hereto; provided, however, that the Company shall not be obligated to pay any transfer taxes resulting from any transfer requested by any holder in connection with any such conversion.

            (i) Reservation of Stock Issuable Upon Conversion. The Company shall at all times reserve and keep available out of its authorized but unissued shares of Common Stock, solely for the purpose of effecting the conversion of the shares of the Series A Preferred such number of its shares of Common Stock as shall from time to time be sufficient to effect the conversion of all outstanding shares of Series A Preferred; and if at any time the number of authorized but unissued shares of Common Stock shall not be sufficient to effect the conversion of all then outstanding shares of Series A Preferred, the Company will take such corporate action as may, in the opinion of its counsel, be necessary to increase its authorized but unissued shares of Common Stock to such number of shares as shall be sufficient for such purpose, including, without limitation, engaging in best efforts to obtain the requisite shareholder approval of any necessary amendment to its Articles of Incorporation.

            (i) Status of Converted Stock. In case any series of Series A Preferred shall be convened pursuant to this Section 4, the shares so converted shall resume the status of authorized but unissued shares of Preferred Stock undesignated as to series.

5.  Redemption Rights.

    The Series A Preferred shall be nonredeemable.

6. Covenants.

    In addition to any other rights provided by law, the Company shall not, without first obtaining the affirmative vote or written consent of the holders of a majority of the outstanding shares of Series A Preferred, voting as a single class:

    (a) amend or repeal any provision of, or add any provision to, the Company's Articles of Incorporation or Bylaws if such action would adversely alter or change the preferences, rights, privileges or powers of, or the restrictions provided for the benefit of, any of the Series A Preferred;

    (b) authorize or issue shares of any class or series of stock having any preference or priority as to dividends or redemption rights, liquidation preferences, conversion rights, or voting rights, superior to or on a parity with any preference or priority of the Series A Preferred;

    (c) authorize or issue any bonds, debentures, notes or other obligations convertible into or exchangeable for, or having option rights to purchase, any shares of stock of the Company having any preference or priority as to dividends or redemption rights, liquidation preferences, conversion rights, or voting rights, superior to or on a parity with any preference or priority of the Series A Preferred;

    (d) reclassify any shares of capital stock of the Company into shares having any preference or priority as to dividends or redemption rights, liquidation preferences, conversion rights, or voting rights, superior to or on a parity with any preference or priority of the Series A Preferred;

    (e) apply any of its assets to the redemption, retirement, purchase or acquisition, directly or indirectly, through subsidiaries (as defined in Section 425 of the Internal Revenue Code of 1986 (the "Tax Cade')) or otherwise, of any shares of any class or series of Common Stock, except from employees, advisors, officers, directors and consultants of, and persons performing services for, the Company or its subsidiaries on terms approved by the Board of Directors upon termination of employment or association at a price no greater than the original purchase price of such shares;

    (f) engage in any transaction or series of related transactions constituting a Liquidation Event;

    (g) declare or pay non-stock dividends on or make any non-stock distributions with respect to the Company's Common Stock;

    (h) increase the authorized number of shares of Preferred Stock;

            (i) sell, lease, assign, transfer, convey or otherwise dispose of the securities of any subsidiary; or

     j) make any change in the size of the Board of Directors of the Company.

7. Residual Rights.

    All rights accruing to the outstanding shares of the Company not expressly provided for to the contrary herein shall be vested in the Common Stock. The Common Stock shall not be redeemable.

ARTICLE 5. LIMITATION OF DIRECTORS' LIABILITY

    The liability of directors of the corporation for monetary damages shall be eliminated to the fullest extent permissible under California law. If, after the effective date of this Article, California law is amended in a manner which permits a corporation to limit the monetary or other liability of its directors in such case to a greater extent than is permitted on such effective date, the reference in this Article to "California law" shall to that extent be deemed to refer to California as so amended.

ARTICLE 6. INDEMNIFICATION OF DIRECTORS, OFFICERS, EMPLOYEES AND OTHER  AGENTS

1. Indemnification of Directors.

    The Company shall, to the maximum extent and in a manner permitted by the Code, indemnify each of its Directors against expenses (as defined in Section 317(a) of the Code), judgments, fines, settlements and other amounts actually and reasonably incurred in connection with any proceeding (as defined in Section 317(a) of the Code), arising by reason of the fact that such person is or was a Director of the Company. For purposes of this Article 6, a "Director" of the Company includes any person (i) who is or was a Director of the Company, (ii) who is or was serving at the request of the Company as a director of another foreign or domestic corporation, partnership, joint venture, trust or other enterprise, or (iii) who was a director of a corporation which was a predecessor corporation of the Company or of another enterprise at the request of such predecessor corporation.

2. Indemnification of Others.

    The Company shall have the power, to the extent and in the manner permitted by the Code, to indemnify each of its employees, officers, and agents (other than Directors) against expenses (as defined in Section 317(a) of the Code), judgments, fines, settlements, and other amounts actually and reasonably incurred in connection with any proceeding (as defined in Section 317(a) of the Code), arising by reason of the fact that such person is or was an employee, officer, or agent of the Company. For purposes of this Article 6, an "employee" or "officer" or "agent" of the Company (other than a Director) includes any person (i) who is or was an employee, officer, or agent of the Company, (ii) who is or was serving at the request of the Company as an employee, officer, or agent of another foreign or domestic corporation, partnership, joint venture, trust or other enterprise, or (iii) who was an employee, officer, or agent of a corporation which was a predecessor corporation of the Company or of another enterprise at the request of such predecessor corporation.

3. Payment of Expenses in Advance.

    Expenses and attorneys' fees incurred in defending any civil or criminal action or proceeding for which indemnification is required pursuant to Section 1 of this Article 6, or if otherwise authorized by the Board of Directors, shall be paid by the Company in advance of the final disposition of such action or proceeding upon receipt of an undertaking by or on behalf of the indemnified party to repay such amount if it shall ultimately be determined that the indemnified party is not entitled to be indemnified as authorized in this Article 6.

4. Indemnity Not Exclusive.

    The indemnification provided by this Article 6 shall not be deemed exclusive of any other rights to which those seeking indemnification may be entitled under any Bylaw, agreement, vote of shareholders or Directors or otherwise, both as to action in an official capacity and as to action in another capacity while holding such office. The rights to indemnity hereunder shall continue as to a person who has ceased to be a Director, officer, employee, or agent and shall inure to the benefit of the heirs, executors, and administrators of such person.

    i, Insurance Indemnification.

    The Company shall have the power to purchase and maintain insurance on behalf of any person who is or was a Director, officer, employee or agent of the Company against any liability asserted against or incurred by such person in such capacity or arising out of that person's status as such, whether or .1ot the Company would have the power to indemnify that person against such liability under the provisions of this Article 6.

6.Conflicts.

    No indemnification or advance shall be made under this Article 6, except where such indemnification or advance is mandated by law or the order, judgment or decree of any court of competent jurisdiction, in any circumstance where it appears:

    (a) That it would be inconsistent with a provision of these Articles, a resolution of the shareholders or an agreement in effect at the time of the accrual of the alleged cause of the action asserted in the proceeding in which the expenses were incurred or other amounts were paid, which prohibits or otherwise limits indemnification; or

    (b) That it would be inconsistent with any condition expressly imposed by a court in approving a settlement.

7. Right to Bring Suit.

    If a claim under this Article is not paid in full by the Company within 90 days after a written claim has been received by the Company (either because the claim is denied or because no determination is made), the claimant may at any time thereafter bring suit against the Company to recover the unpaid amount of the claim and, if successful in whole or in part, the claimant shall also be entitled to be paid the expenses of prosecuting such claim. The Company shall be entitled to raise as a defense to any such action that the claimant has not met the standards of conduct that make it permissible under the Code for the Company to indemnity the claimant for the claim. Neither the failure of the Company (including its Board of Directors, independent legal counsel, or its shareholders) to have a determination prior to the commencement of such action that indemnification of the claimant is permissible in the circumstances because such claimant has met the applicable standard of conduct, if any, nor an actual determination by the Company (including its Board of Directors, independent legal counsel, or its shareholders) that the claimant has not met the applicable standard of conduct, shall be a defense to such action or create a presumption for the purposes of such action that the claimant has not met the applicable standard of conduct.

8. Indemnity Agreements.

    The Board of Directors is authorized to enter into a contract with any Director, officer, employee or agent of the Company, or any person who is or was serving at the request of the Company as a Director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, including employee benefit plans. or any person who was a Director, officer, employee or agent of a corporation which was a predecessor corporation of the Company or of another enterprise at the request of such predecessor corporation, providing for indemnification rights equivalent to or, if the Board of Directors so determines and to the extent permitted by applicable law, greater than, those provided for in this Article 6.

9. Amendment, Repeal or Modification.

    Any amendment, repeal or modification of any provision of this Article 6 shall not adversely affect any right or protection of a Director or agent of the Company existing at the time of such amendment, repeal or modification.

10. Amendment of California Law.

    If, after the effective date of this Article, California law is amended in a manner which permits a corporation to authorize indemnification of, or advancement of such defense expenses to, its directors or other persons, in any such case to a greater degree than is permitted on such effective date, the references in this Article to "California law" shall to that extent be deemed to refer to California as so amended.

    The foregoing Amendment and Restatement of Articles of Incorporation has been duly approved by the Board of Directors.

    The foregoing Amendment and Restatement of Articles of Incorporation has been duly approved by the required vote of shareholders in accordance with Section 902 of the Code.  The Company has two classes of stock outstanding.  The total number of outstanding shares of Common Stock of the Company is 3,000,000 and the total number of outstanding shares of Series A Preferred Stock of the Company is 1,000,000.  The number of shares voting in favor of the amendment and restatement equaled or exceeded the vote required, such required vote being (i) more than 50%  of the outstanding shares of Series A Preferred voting as a separate class, and (ii) more than 50% of the outstanding shares of Common Stock voting as a separate class.

1 further declare under penalty of perjury under the laws of the State of California that the matters set forth in this certificate are true and correct of my own knowledge.

Date: December 13, 2001 /s/ Robert Matthews
Robert Matthews, President and Secretary

CERTIFICATE OF AMENDMENT OF

ARTICLES OF INCORPORATION

 The undersigned certify that:

1)	They are the president and the secretary, respectively, of Legacy Systems Incorporated, a California corporation.

2)	Article III. of the Articles of Incorporation of this corporation is removed from the Articles because the corporation is no longer authorized to issue Preferred shares.

Article IV. of the Articles of Incorporation of this corporation is amended and restated to read as follows:

    The aggregate number of shares which the Corporation shall have authority to issue is One Hundred Million (100,000,000) at One Thousandth of a Dollar ($0.001) par value each, designated Common Stock and have identical rights and privileges in every respect.

3)	The foregoing amendment of Articles of Incorporation has been duly approved by the board of directors.

4)
The foregoing amendment of Articles of Incorporation has been duly approved by the required vote of shareholders in accordance with Section 902, California Corporations Code. The total number of outstanding shares of the corporation is Twelve Million Six Hundred Seventy Six Thousand One Hundred Twenty (12,676,120). The number of shares voting in favor of the amendment equaled or exceeded the vote required. The percentage vote required was more than 50%. There are no Preferred shares outstanding.

    We further declare under penalty of perjury under the laws of the State of California that the matters set forth in this certificate are true and correct of our own knowledge.

DATE: May 29, 2007

                        /s/ Robert Matthews
                        Robert Matthews, President

                        /s/ Rober Matthews
                        Robert Matthews, Secretary